EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Fourth Quarter
and Full Year Fiscal 2025 Results

– Fiscal Q4 Net Income up 176% to $3.4 million; Adjusted EBITDA up 7% to $8.6 million –

HOUSTON, TX — September 16, 2025 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal fourth quarter and full year ended June 30, 2025. On September 11, 2025, Evolution declared a cash dividend of $0.12 per common share for the fiscal 2026 first quarter.

Financial & Operational Highlights

($ in thousands)	Q4 2025	Q4 2024	Q3 2025	% Change Q4/Q4	% Change Q4/Q3
Average BOEPD	7,198	7,209	6,667	—%	8%
Revenues	$21,108	$21,227	$22,561	(1)%	(6)%
Net Income (Loss) (1)	$3,412	$1,235	$(2,179)	176%	NM
Adjusted Net Income (Loss)(2)	$1,129	$1,093	$806	3%	40%
Adjusted EBITDA(3)	$8,572	$8,037	$7,421	7%	16%

(1)	"NM" means "Not Meaningful."
(2)	Adjusted Net Income is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(3)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q4 production was 7,198 average barrels of oil equivalent per day ("BOEPD"), with oil accounting for 61% of revenue, natural gas accounting for 27%, and natural gas liquids ("NGLs") accounting for 12% of revenue during the quarter.
●	Amid commodity price volatility in fiscal Q4, the Company benefited from its diversified energy portfolio, as reflected by a 16% increase in Adjusted EBITDA(3) versus fiscal Q3.
●	Returned $4.1 million to shareholders in the form of cash dividends during fiscal Q4 and $16.3 million for fiscal year 2025. The Company also declared its 13th consecutive dividend of $0.12 per common share, payable September 30, 2025, marking its 48th consecutive payment of quarterly dividends.
●	Amended and restated senior secured reserve-based credit facility (effective June 30, 2025), establishing an initial $65 million borrowing base under a $200 million revolver maturing June 30, 2028.
●	Generated near-record total production in fiscal 2025, averaging 7,074 BOEPD, up 4% from fiscal 2024.
●	Natural gas revenue increased 9% to $23.5 million and NGL revenue increased 3% to $11.2 million in fiscal 2025.

●	Closed on $9 million TexMex acquisition of non-operated oil and natural gas assets located in New Mexico, Texas, and Louisiana on April 14th, adding ~440 net BOEPD (60% oil and 40% gas).

Subsequent Events

In August 2025, Evolution closed its largest minerals-only acquisition to date in the SCOOP/STACK for approximately $17 million, with an effective date of May 1, 2025, adding ~5,500 net royalty acres and ~420 net BOE per day at the effective date; funded with cash and borrowings of $15.0 million under the Company’s Senior Secured Credit Facility.

Management Comments

Kelly Loyd, President and Chief Executive Officer, commented: “Fiscal 2025 was a defining year for Evolution. We approximated company records in total production and in liquids production, maintained our quarterly dividend at $0.12 per share, and returned $16.3 million to shareholders. We strengthened the balance sheet by amending and restating our credit facility to add liquidity and extend the maturity to June 30, 2028, and added another lender. We also continued to balance the portfolio—closing the largest minerals-only acquisition in our history and advancing high-return development at Chaveroo—positioning the Company to generate durable cash flow through future cycles.”

“Operationally, we continued to unlock value across our assets to enhance long-term profitability. At Chaveroo, four gross wells were brought online under budget, and early production is running ahead of plan. We added highly accretive, low decline assets with development and operational upside in the TexMex acquisition and, subsequent to quarter-end, also closed on our largest-ever minerals transaction in the SCOOP/STACK, adding royalty cash flows with no lifting costs and multi-year visibility on substantial continued development.

“Looking ahead, we will remain selective and returns-focused, opportunistically acquiring cash-generating, low-decline assets during periods of while pacing development to market conditions and using hedges to provide a solid base of returns. With an expanded credit facility, a resilient, diversified portfolio, and a sustained commitment to returning cash to shareholders, Evolution is well-positioned to continue executing, supporting our dividend policy, and compounding value for many years to come.”

Fiscal Fourth Quarter 2025 Financial Results

Total revenues decreased 1% to $21.1 million compared to $21.2 million in the year-ago quarter. The change was driven primarily by 20% and 12% lower realized oil and NGL prices, respectively, partially offset by higher realized natural gas prices.

Lease operating costs (“LOE”) were $11.4 million, flat compared to the year-ago quarter. On a per-unit basis, LOE was $17.35 per BOE compared to $17.39 per BOE in the year-ago quarter.  The fiscal fourth quarter included additional costs as a result of the TexMex acquisition, higher workover expenses at Chaveroo and Hamilton Dome, and plant maintenance costs at Delhi, offset by the benefit to LOE as a result of the Barnett joint-interest audit.

Depletion, depreciation, and accretion expense was $5.8 million compared to $5.3 million in the year-ago period. On a per-BOE basis, the Company’s depletion rate was $8.27 per BOE in the fiscal fourth quarter compared to $7.51 per BOE in the year-ago period, reflecting changes in the depletable base and asset mix.

General and administrative (“G&A”) expenses, excluding stock-based compensation, were $2.0 million compared to $1.6 million in the year-ago period. On a per-BOE basis, G&A (excluding stock-based compensation) was $2.99 compared to $2.38 in the year-ago period. The $0.4 million comparative increase is primarily a result of the prior year quarter having been adjusted downward for a decrease in full year accrued bonuses.

The Company reported net income of $3.4 million, or $0.10 per diluted share, up from net income of $1.2 million, or $0.04 per diluted share, in the year-ago period. Excluding the impact of selected items, adjusted net income increased to $1.1 million, or $0.03 per diluted share, compared to $0.8 million, or $0.02 per diluted share, in the prior year.

Adjusted EBITDA increased 7% to $8.6 million compared to $8.0 million in the year-ago period. The increase was due to higher realized pricing, including the cash benefit of hedges, in the current period compared to the prior year period.

Production & Pricing

Average price per unit:	Q4 2025	Q4 2024	% Change Y/Y
Crude oil (BBL)	$60.82	$76.49	(20)%
Natural gas (MCF)	2.76	1.66	66%
Natural Gas Liquids (BBL)	25.50	29.08	(12)%
Equivalent (BOE)	32.23	32.36	—%

Total production for the fourth quarter of fiscal 2025 was essentially flat at 7,198 net BOEPD compared to 7,209 net BOEPD in the year-ago period. Total production for the fourth quarter of fiscal 2025 included approximately 2,319 barrels per day (“BOPD”) of crude oil, 3,747 BOEPD of natural gas, and 1,132 BOEPD of NGLs. The change in total production was driven by downtime in the Delhi Field, pipeline balancing and allocation timing in the Jonah Field, as well as natural declines, partially offset by the TexMex acquisition and contributions from recently turned-in-line Chaveroo wells. Total oil and natural gas liquids production generated 73% of revenue for the quarter compared to 83% in the year-ago period.

The Company’s average realized commodity price (excluding the impact of derivative contracts) decreased slightly to $32.23 per BOE, compared to $32.36 per BOE in the year-ago period. These changes were primarily due to lower realized oil and NGL prices year over year, partially offset by an increase of approximately 66% in realized natural gas prices year over year.

Operations Update

At SCOOP/STACK, drilling activity on the Company’s legacy position moderated during the quarter, with five wells remaining in progress from prior periods. Production from certain recently drilled wells began contributing in the fiscal fourth quarter. Activity is continuing across the newly acquired mineral acreage.

At Chaveroo, the Company’s operator completed and brought online four new gross wells in the second development block on schedule and under budget. Although early in their productive life, these wells have exceeded pre-drill expectations to date. Permitting for the next pad remains underway; however, timing for additional drilling will be paced to commodity prices.

At Delhi, operations experienced downtime related to shut-ins for facility safety upgrades and reduced CO2 injections due to higher summer temperatures. The operator continues to inject only recycled CO₂.

At Jonah, operations remained steady. Reported sales volumes during the quarter were negatively impacted by pipeline balancing and allocation timing, with make-up volumes expected to benefit the fiscal first quarter of 2026.

Balance Sheet, Liquidity, and Capital Spending

On June 30, 2025, the Company had cash and cash equivalents of $2.5 million, $37.5 million of borrowings outstanding under its Senior Secured Credit Facility, and total liquidity of $30.0 million, including cash and availability under the facility. In the fiscal fourth quarter, Evolution paid $4.1 million in common stock dividends and invested $4.7 million in capital expenditures. In the fiscal fourth quarter, Evolution received $0.4 million in proceeds from shares of common stock sold under its At-The-Market equity sales agreement, and net cash provided by operating activities was $10.5 million for the quarter.

On June 30, 2025, the Company entered into a syndicated, amended, and restated senior secured reserve-based credit facility with MidFirst as the administrative agent, establishing a $200 million revolving credit facility with an initial borrowing base of $65 million, which matures June 30, 2028.  The Company added a second lender in order to increase the borrowing base to $65 million and provide additional credit capacity for future acquisitions.

Subsequent to fiscal year end, Evolution funded a portion of the acquisition of mineral and royalty interests in the SCOOP/STACK area of Oklahoma with $15.0 million in borrowings under its Senior Secured Credit Facility and issued a $0.8 million letter of credit in connection with its gathering and processing agreements at Jonah Field in exchange for the return of the

Company’s previously provided cash collateral. After the net effect of the additional borrowings and letter of credit issuance, the Company’s current remaining availability under its Senior Secured Credit Facility is $11.7 million.

Cash Dividend on Common Stock

On September 11, 2025, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on September 30, 2025, to common stockholders of record on September 22, 2025. This will be the 48th consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $134.8 million, or $4.05 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, September 17, 2025, at 10:00 a.m. Central Time to review its fourth quarter and fiscal year-end 2025 financial and operating results. Participants can join online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=9zwNJLNF or by dialing (844) 481-2813. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through September 16, 2026, via the webcast link provided and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Proved Reserves as of June 30, 2025

Our proved reserves as of June 30, 2025, were estimated by our independent reservoir engineers, Cawley, Gillespie and Associates, Inc. and DeGolyer and MacNaughton, both worldwide petroleum consultants.

The SEC sets rules related to reserve estimation and disclosure requirements for oil and natural gas companies. These rules require disclosure of oil and natural gas proved reserves by significant geographic area, using the trailing 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, rather than year-end prices, and allows the use of new technologies in the determination of proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. Subject to limited exceptions, the rules also require that proved undeveloped reserves may only be classified as such if a development plan has been adopted indicating that they are scheduled to be drilled within five years.

For more information on the Company's reserves, see our Supplemental Disclosure about Oil and Natural Gas Properties included on Form 10-K filed with the SEC for the year ended June 30, 2025.

	Oil	Natural Gas	NGLs	Total Proved Reserves
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBOE)
Proved Developed Producing	8,349	57,149	4,311	22,185
Proved Non-Producing	378	757	5	509
Proved Undeveloped	3,401	3,599	412	4,413
Total Proved	12,128	61,505	4,728	27,107

	Oil	Natural Gas	NGLs	Total Proved Reserves
Asset	(MBbls)	(MMcf)	(MBbls)	(MBOE)
TexMex	1,925	6,429	—	2,997
SCOOP/STACK	1,268	11,498	716	3,900
Chaveroo Field	2,889	841	179	3,208
Jonah Field	167	16,915	228	3,214
Williston Basin	1,841	1,120	275	2,303
Barnett Shale	74	24,702	1,903	6,094
Hamilton Dome Field	1,831	—	—	1,831
Delhi Field	2,133	—	1,427	3,560
Total Proved	12,128	61,505	4,728	27,107

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Revenues
Crude oil	$12,833	$14,533	$11,769	$51,102	$53,446
Natural gas	5,648	3,582	7,790	23,516	21,525
Natural gas liquids	2,627	3,112	3,002	11,222	10,906
Total revenues	21,108	21,227	22,561	85,840	85,877
Operating costs
Lease operating costs	11,367	11,408	13,388	49,338	48,273
Depletion, depreciation, and accretion	5,821	5,302	5,014	21,993	20,062
General and administrative expenses	2,580	2,114	2,573	10,334	9,636
Total operating costs	19,768	18,824	20,975	81,665	77,971
Income (loss) from operations	1,340	2,403	1,586	4,175	7,906
Other income (expense)
Net gain (loss) on derivative contracts	3,696	(109)	(3,802)	473	(1,292)
Interest and other income	27	59	55	191	342
Interest expense	(678)	(875)	(705)	(2,970)	(1,459)
Income (loss) before income taxes	4,385	1,478	(2,866)	1,869	5,497
Income tax (expense) benefit	(973)	(243)	687	(396)	(1,417)
Net income (loss)	$3,412	$1,235	$(2,179)	$1,473	$4,080
Net income (loss) per common share:
Basic	$0.10	$0.04	$(0.07)	$0.03	$0.12
Diluted	$0.10	$0.04	$(0.07)	$0.03	$0.12
Weighted average number of common shares outstanding:
Basic	33,553	32,679	33,433	33,158	32,691
Diluted	33,723	32,835	33,433	33,323	32,901

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2025	June 30, 2024
Assets
Current assets
Cash and cash equivalents	$2,507	$6,446
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,804	10,826
Derivative contract assets	1,777	596
Prepaid expenses and other current assets	2,287	3,855
Total current assets	17,375	21,723
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	142,248	139,685

Other noncurrent assets
Derivative contract assets	198	171
Other assets	431	1,298
Total assets	$160,252	$162,877
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$12,901	$8,308
Accrued liabilities and other	6,909	6,239
Derivative contract liabilities	1,577	1,192
State and federal taxes payable	—	74
Total current liabilities	21,387	15,813
Long term liabilities
Senior secured credit facility	37,500	39,500
Deferred income taxes	6,234	6,702
Asset retirement obligations	21,535	19,209
Derivative contract liabilities	1,783	468
Operating lease liability	—	58
Total liabilities	88,439	81,750
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 34,337,188 and 33,339,535 shares as of June 30, 2025
and 2024, respectively	34	33
Additional paid-in capital	46,650	41,091
Retained earnings	25,129	40,003
Total stockholders' equity	71,813	81,127
Total liabilities and stockholders' equity	$160,252	$162,877

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Cash flows from operating activities:
Net income (loss)	$3,412	$1,235	$(2,179)	$1,473	$4,080
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,821	5,302	5,014	21,993	20,062
Stock-based compensation	622	552	642	2,482	2,137
Settlement of asset retirement obligations	(39)	(1)	(66)	(385)	(20)
Deferred income taxes	1,662	(225)	(2,101)	(468)	(101)
Unrealized (gain) loss on derivative contracts	(2,934)	(170)	3,926	492	893
Accrued settlements on derivative contracts	(137)	(27)	(57)	(251)	67
Other	(1)	—	(4)	(8)	—
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	109	1,824	(26)	75	(2,910)
Prepaid expenses and other current assets	1,525	(137)	965	2,925	(1,562)
Accounts payable and accrued liabilities and other	416	(440)	1,149	4,798	374
State and federal taxes payable	—	74	—	(74)	(291)
Net cash provided by operating activities	10,456	7,987	7,263	33,052	22,729
Cash flows from investing activities:
Acquisition deposits	—	—	(1,800)	—	—
Acquisition of oil and natural gas properties	(6,868)	5,054	(20)	(9,019)	(38,734)
Capital expenditures for oil and natural gas properties	(4,721)	(2,546)	(4,404)	(12,623)	(10,899)
Net cash used in investing activities	(11,589)	2,508	(6,224)	(21,642)	(49,633)
Cash flows from financing activities:
Common stock dividends paid	(4,123)	(4,003)	(4,109)	(16,347)	(16,040)
Common stock repurchases, including stock surrendered for tax withholding	(180)	(113)	(71)	(442)	(1,144)
Borrowings under senior secured credit facility	2,000	—	—	2,000	42,500
Repayments of senior secured credit facility	—	(3,000)	(4,000)	(4,000)	(3,000)
Debt issuance costs	(90)	—	—	(90)	—
Issuance of common stock	436	—	1,145	3,840	—
Offering costs	(4)	—	(70)	(310)	—
Net cash provided by (used in) financing activities	(1,961)	(7,116)	(7,105)	(15,349)	22,316
Net increase (decrease) in cash and cash equivalents	(3,094)	3,379	(6,066)	(3,939)	(4,588)
Cash and cash equivalents, beginning of period	5,601	3,067	11,667	6,446	11,034
Cash and cash equivalents, end of period	$2,507	$6,446	$5,601	$2,507	$6,446

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Net income (loss)	$3,412	$1,235	$(2,179)	$1,473	$4,080
Adjusted by:
Interest expense	678	875	705	2,970	1,459
Income tax expense (benefit)	973	243	(687)	396	1,417
Depletion, depreciation, and accretion	5,821	5,302	5,014	21,993	20,062
Stock-based compensation	622	552	642	2,482	2,137
Unrealized loss (gain) on derivative contracts	(2,934)	(170)	3,926	492	893
Adjusted EBITDA	$8,572	$8,037	$7,421	$29,806	$30,048

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
As Reported:
Net income (loss), as reported	$3,412	$1,235	$(2,179)	$1,473	$4,080

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(2,934)	(170)	3,926	492	893
Selected items, before income taxes	$(2,934)	$(170)	$3,926	$492	$893
Income tax effect of selected items(1)	(651)	(28)	941	104	230
Selected items, net of tax	$(2,283)	$(142)	$2,985	$388	$663

As Adjusted:
Net income (loss), excluding selected items(2)	$1,129	$1,093	$806	$1,861	$4,743

Undistributed earnings allocated to unvested restricted stock	(93)	(22)	(96)	(367)	(96)
Net income (loss), excluding selected items for earnings per share calculation	$1,036	$1,071	$710	$1,494	$4,647

Net income (loss) per common share — Basic, as reported	$0.10	$0.04	$(0.07)	$0.03	$0.12
Impact of selected items	(0.07)	(0.01)	0.09	0.02	0.02
Net income (loss) per common share — Basic, excluding selected items(2)	$0.03	$0.03	$0.02	$0.05	$0.14

Net income (loss) per common share — Diluted, as reported	$0.10	$0.04	$(0.07)	$0.03	$0.12
Impact of selected items	(0.07)	(0.01)	0.09	0.01	0.02
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$0.03	$0.03	$0.02	$0.04	$0.14

(1)	The tax impact for the three months ended June 30, 2025, and 2024, is represented using estimated tax rates of 22.2% and 16.4%, respectively. The tax impact for the three months ended March 31, 2025, is represented using estimated tax rates of 24.0%. The tax impact for the years ended June 30, 2025, and 2024, is represented using estimated tax rates of 21.2% and 25.8%, respectively.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended June 30, 2025, and 2024, were each calculated based upon weighted average diluted shares of 33.7 million and 32.8 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended March 31, 2025, was calculated based upon weighted average diluted shares of 33.6 million due to the net income (loss), excluding selected items. The impact of selected items for the years ended June 30, 2025, and 2024, was each calculated based upon weighted average diluted shares of 33.3 million and 32.9 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Revenues:
Crude oil	$12,833	$14,533	$11,769	$51,102	$53,446
Natural gas	5,648	3,582	7,790	23,516	21,525
Natural gas liquids	2,627	3,112	3,002	11,222	10,906
Total revenues	$21,108	$21,227	$22,561	$85,840	$85,877

Lease operating costs:
Ad valorem and production taxes	$1,381	$1,276	$1,473	$5,709	$5,285
Gathering, transportation, and other costs	2,765	2,730	2,913	11,357	9,656
Other lease operating costs	7,221	7,402	9,002	32,272	33,332
Total lease operating costs	$11,367	$11,408	$13,388	$49,338	$48,273

Depletion of full cost proved oil and natural gas properties	$5,418	$4,925	$4,607	$20,374	$18,605

Production:
Crude oil (MBBL)	211	190	172	766	709
Natural gas (MMCF)	2,045	2,152	2,011	8,409	8,243
Natural gas liquids (MBBL)	103	107	93	414	402
Equivalent (MBOE)(1)	655	656	600	2,582	2,485
Average daily production (BOEPD)(1)	7,198	7,209	6,667	7,074	6,790

Average price per unit(2):
Crude oil (BBL)	$60.82	$76.49	$68.42	$66.71	$75.38
Natural gas (MCF)	2.76	1.66	3.87	2.80	2.61
Natural Gas Liquids (BBL)	25.50	29.08	32.28	27.11	27.13
Equivalent (BOE)(1)	$32.23	$32.36	$37.60	$33.25	$34.56

Average cost per unit:
Ad valorem and production taxes	$2.11	$1.95	$2.46	$2.21	$2.13
Gathering, transportation, and other costs	4.22	4.16	4.86	4.40	3.89
Other lease operating costs	11.02	11.28	15.00	12.50	13.41
Total lease operating costs	$17.35	$17.39	$22.32	$19.11	$19.43

Depletion of full cost proved oil and natural gas properties	$8.27	$7.51	$7.68	$7.89	$7.49

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	June 30,				March 31,
	2025		2024		2025
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
TexMex	17	$63.68	—	$—	—	$—
SCOOP/STACK	32	64.15	41	80.55	28	71.36
Chaveroo Field	30	58.47	12	79.82	8	56.78
Jonah Field	6	59.83	8	72.14	7	67.69
Williston Basin	33	56.39	35	74.20	34	64.35
Barnett Shale	2	59.14	2	75.70	3	68.03
Hamilton Dome Field	34	52.99	35	67.85	34	58.88
Delhi Field	56	67.03	57	80.46	58	76.04
Other	1	61.70	—	—	—	—
Total	211	$60.82	190	$76.49	172	$68.42
Natural gas (MMCF)
TexMex	71	$2.64	—	$—	—	$—
SCOOP/STACK	312	3.20	319	2.70	317	4.91
Chaveroo Field	—	—	5	2.02	—	—
Jonah Field	691	2.49	818	1.59	758	4.02
Williston Basin	26	2.17	31	1.65	32	3.89
Barnett Shale	945	2.84	979	1.39	904	3.39
Total	2,045	$2.76	2,152	$1.66	2,011	$3.87
Natural gas liquids (MBBL)
TexMex	—	$—	—	$—	—	$—
SCOOP/STACK	18	23.27	20	22.16	13	27.84
Chaveroo Field	—	—	—	—	—	—
Jonah Field	8	26.84	8	30.35	8	32.14
Williston Basin	7	18.34	8	23.94	8	23.74
Barnett Shale	53	26.77	54	31.29	49	33.48
Delhi Field	17	25.66	17	31.83	15	37.20
Total	103	$25.50	107	$29.08	93	$32.28

Equivalent (MBOE)(1)
TexMex	29	$44.02	—	$—	—	$—
SCOOP/STACK	102	34.10	115	40.29	94	41.90
Chaveroo Field	30	58.47	13	77.49	8	56.78
Jonah Field	129	17.91	152	13.98	141	26.63
Williston Basin	44	46.33	48	59.33	47	53.08
Barnett Shale	213	19.95	219	14.86	203	24.13
Hamilton Dome Field	34	52.99	35	67.85	34	58.88
Delhi Field	73	57.27	74	69.34	73	68.19
Other	1	61.70	—	—	—	—
Total	655	$32.23	656	$32.36	600	$37.60

Average daily production (BOEPD)(1)
TexMex	319		—		—
SCOOP/STACK	1,121		1,264		1,044
Chaveroo Field	330		143		89
Jonah Field	1,418		1,670		1,567
Williston Basin	484		527		522
Barnett Shale	2,341		2,407		2,256
Hamilton Dome Field	374		385		378
Delhi Field	802		813		811
Other	9		—		—
Total	7,198		7,209		6,667

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	June 30,				March 31,
Production costs (in thousands, except per BOE):	2025		2024		2025
Total lease operating costs(1)	Amount	per BOE	Amount	per BOE	Amount	per BOE
TexMex	$1,189	$41.47	$—	$—	$—	$—
SCOOP/STACK	1,130	11.05	1,028	9.06	1,106	11.74
Chaveroo Field	501	16.65	301	24.42	128	15.77
Jonah Field	1,928	14.91	1,834	11.99	2,184	15.51
Williston Basin	1,159	26.48	1,227	25.53	1,476	31.45
Barnett Shale(2)	1,850	8.67	3,853	17.47	3,739	18.47
Hamilton Dome Field	1,523	44.36	1,415	40.40	1,237	36.36
Delhi Field	2,087	28.73	1,750	23.96	3,518	48.04
Total	$11,367	$17.35	$11,408	$17.39	$13,388	$22.32

(1)	Total lease operating costs including lifting costs; workover expenses; and gathering, transportation, processing and other expenses.

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-K filed with the SEC for the year ended June 30, 2025.

The Company has the following open crude oil and natural gas derivative contracts:

			Volumes in	Swap Price per	Sub Floor Price per	Floor Price per	Ceiling Price per
Period	Commodity	Instrument	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL
July 2025 - September 2025	Crude Oil	Fixed-Price Swap	9,591	$60.50
July 2025 - December 2025	Crude Oil	Fixed-Price Swap	11,880	72.00
July 2025 - December 2025	Crude Oil	Fixed-Price Swap	81,335	71.40
July 2025 - December 2025	Crude Oil	Fixed-Price Swap	18,748	61.02
August 2025 - August 2026	Crude Oil	Two-Way Collar	83,458			$60.00	$65.55
September 2025 - December 2025	Crude Oil	Two-Way Collar	13,742			60.00	63.00
September 2025 - December 2025	Crude Oil	Two-Way Collar	3,798			60.00	63.50
September 2026 - December 2026	Crude Oil	Three-Way Collar	40,872		$50.00	60.00	70.45
October 2025 - June 2026	Crude Oil	Fixed-Price Swap	43,656	61.00
January 2026 - March 2026	Crude Oil	Two-Way Collar	43,493			60.00	75.80
April 2026 - June 2026	Crude Oil	Fixed-Price Swap	17,106	60.40
April 2026 - September 2026	Crude Oil	Fixed-Price Swap	25,412	62.00
July 2025 - December 2025	Natural Gas	Two-Way Collar	450,550			4.00	4.95
July 2025 - December 2026	Natural Gas	Fixed-Price Swap	2,546,138	3.60
July 2025 - December 2027	Natural Gas	Fixed-Price Swap	3,323,035	3.57
September 2025 - December 2025	Natural Gas	Two-Way Collar	34,224			2.90	3.50
January 2026 - March 2026	Natural Gas	Two-Way Collar	76,177			3.50	4.66
January 2026 - March 2026	Natural Gas	Two-Way Collar	213,251			4.00	5.39
January 2026 - March 2026	Natural Gas	Two-Way Collar	375,481			3.60	5.00
April 2026 - October 2026	Natural Gas	Two-Way Collar	952,588			3.50	4.55
July 2026 - December 2026	Natural Gas	Fixed-Price Swap	207,366	3.98
September 2026 - December 2026	Natural Gas	Two-Way Collar	318,964			3.75	4.94